SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 30, 2003

CBRE HOLDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32983	94-3391143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

355 S. Grand Avenue, Suite 3100, Los Angeles, California		90071
(Address of Principal Executive Office)		(Zip Code)

(213) 613-3226

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 9.    Regulation FD Disclosure

This filing on Form 8-K, including the exhibits hereto, is being made in part to comply with the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the context indicates otherwise, as used herein, the following terms have the following meanings: (1) the terms “we,” “our” and “us” refer to CB Richard Ellis Services, Inc. and its subsidiaries, (2) the term “CBRE Holding” refers to CBRE Holding, Inc., (3) the term “Insignia” refers to Insignia Financial Group, Inc. and its subsidiaries, (4) the term “2001 merger” refers to the merger of Blum CB Corp., a subsidiary of CBRE Holding, with and into us and (5) the term “Insignia acquisition” refers to our acquisition of Insignia as described under the caption “The Insignia Acquisition and Related Transactions.” Unless otherwise indicated, information presented “on a pro forma basis” gives effect to the Insignia acquisition and the related transactions.

Set forth below is information that is being made available to certain individuals in connection with the Insignia acquisition. The exhibits hereto contain historical financial information concerning Insignia and pro forma financial information related to our company after giving effect to the Insignia acquisition and the related transactions. CBRE Holding may be required to file other financial information with the Securities and Exchange Commission on Form 8-K in connection with the Insignia acquisition and will satisfy such obligations when and if they arise. This Form 8-K provides general descriptions of various documents. You may request complete copies of these documents by contacting us at 355 South Grand Avenue, Suite 3100, Los Angeles, California 90071, Attention: Jeffrey Seery.

This filing on Form 8-K and the exhibits hereto include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this filing and the exhibits hereto to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding our future financial condition, prospects, developments and business strategies included in this Item 9 and the “Summary Historical Pro Forma Financial Data,” “Unaudited Pro Forma Financial Information,” and “Insignia Financial Group, Inc. Selected Historical Financial Data and Results of Operations” filed herewith. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies.

These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to our operations and the business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	changes in general economic and business conditions;

•	the failure of properties managed by us to perform as anticipated;

•	our ability to successfully integrate our businesses with those of other businesses we acquire;

•	our ability to achieve expected cost savings in connection with the Insignia acquisition;

•	the ability of Insignia to sell selected real estate investment assets before the closing of the Insignia acquisition, our ability to sell those assets thereafter and the terms and conditions of any such sales;

•	competition;

•	changes in social, political and economic conditions in the foreign countries in which we operate;

•	foreign currency fluctuations;

•	a continuation in the economic downturn in the California and New York real estate markets;

•	the success of our co-investment activities;

•	risks associated with our subsidiaries being general partners of numerous general and limited partnerships;

•	the success of our joint venture activities;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to comply with the laws and regulations applicable to real estate brokerage and property management activities;

•	whether or not we are required to divest businesses to comply with applicable competition statutes and regulations in connection with the Insignia acquisition;

•	control by our majority shareholders;

•	significant variability in our results of operations among quarters;

•	our substantial leverage and debt service obligations;

•	our ability to incur additional indebtedness; and

•	our ability to generate a sufficient amount of cash to service our existing and future indebtedness.

OVERVIEW

Our Company

We are one of the world’s largest commercial real estate services firms in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. On February 17, 2003, we entered into an agreement to acquire Insignia, another leading U.S. and international provider of commercial real estate services. Through our acquisition of Insignia, we expect to solidify our position as a market leader in the commercial real estate services industry. In 2002, on a pro forma basis, we and Insignia provided commercial real estate services through a combined total of 250 offices in 47 countries. We provide our services under the CB Richard Ellis brand name on a local, national and international basis. During 2002, on a pro forma basis, we and Insignia advised on approximately 29,050 commercial lease transactions involving aggregate rents of approximately $33.0 billion and approximately 6,160 commercial sales transactions with an aggregate value of approximately $49.0 billion. Also during 2002, on a pro forma basis, we and Insignia managed approximately 668.5 million square feet of property, provided investment management services for approximately $12.9 billion in assets, originated approximately $9.0 billion in loans, serviced approximately $58.9 billion in loans through a joint venture, engaged in approximately 40,800 valuation, appraisal and advisory assignments and serviced over 1,400 clients with proprietary research. In 2002, on a pro forma basis, we and Insignia generated revenues and Adjusted EBITDA (as defined in “Summary Historical and Pro Forma Financial Data,” filed as Exhibit 99.1 hereto) of $1.74 billion and $207.4 million, respectively.

We report our commercial real estate operations through three geographically-organized segments: (1) the Americas, (2) Europe, the Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations in the United States, Canada, Mexico and South America. EMEA mainly consists of operations in Europe, and Asia Pacific consists of operations in Asia, Australia and New Zealand. We have worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, to assist tenants in finding available space and owners in finding qualified tenants, to provide valuations and appraisals for real estate property, to assist in the arrangement of financing for commercial real estate, to provide commercial loan servicing, to provide research and consulting services, to help institutional investors manage commercial real estate portfolios, to provide property and facilities management services and to serve as the outsource service provider to corporations seeking to be relieved of the responsibility for managing their real estate operations.

Business Overview

Americas

The Americas is our largest business segment in terms of revenue, earnings and cash flow. It includes the following major lines of businesses:

•	Our brokerage services line of business provides sales, leasing and consulting services relating to commercial real estate. This line of business is built upon relationships that we establish with clients. We believe that the CB Richard Ellis brand provides us with a competitive operating advantage.

•	Our investment properties line of business provides similar brokerage services primarily for commercial, multi-housing and hotel real estate property marketed for sale to institutional and private investors.

•	Our corporate services line of business focuses on building relationships with large corporate clients. The objective is to establish long-term relationships with clients that could benefit from utilizing corporate services’ broad array of services and/or global presence. These clients are offered the opportunity to be relieved of the responsibility of managing their commercial real estate activities at a lower cost than they could achieve by managing these activities themselves. Corporate services includes research and consulting, structured finance, project management, lease administration and transaction management.

•	Our commercial mortgage line of business provides commercial loan origination and loan servicing through our wholly owned subsidiary, L.J. Melody & Company. The commercial mortgage business line focuses on the origination of commercial mortgages without incurring principal risk. As part of its activities, L.J. Melody has established correspondent relationships and conduit arrangements with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies.

•	Our valuation line of business provides valuation, appraisal and market research services. These services include market value appraisals, litigation support, discounted cash flow analyses and feasibility and fairness opinions. We believe that our valuation business line is one of the largest in its industry domestically.

•	Our investment management line of business provides investment management services through our wholly owned subsidiary, CBRE Investors, L.L.C. CBRE Investors’ clients include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate. CBRE Investors sponsors funds and investment programs that span the risk/return spectrum. In higher yield strategies, CBRE Investors “co-invests” with its clients/partners.

•	Our asset services line of business provides value-added asset and related services for income-producing properties owned by local, regional and institutional investors. Asset services includes property management, construction management, marketing, leasing and accounting and financial services for investor owned properties, including office, industrial and retail properties. Asset services markets its services primarily to long-term institutional owners of large commercial real estate assets. Asset services’ contractual relationships put us in a position to provide other services for the owner, including refinancing, appraisal and lease and sales brokerage services.

•	Our facilities management line of business specializes in the administration, management, maintenance and project management of properties that are occupied by large corporations and institutions.

EMEA

On a pro forma basis, our EMEA division will have offices in 27 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the various countries typically provide, at a minimum, the following services: brokerage, investment properties, corporate services, valuation/appraisal services, asset services and facilities management. Our operations in some countries also provide financial and investment management services. These services are provided to a wide range of clients and cover office, retail, leisure, industrial, logistics, biotechnology, telecommunications and residential property assets.

We are one of the leading real estate services companies in the United Kingdom. We provide a broad range of commercial property real estate services to investment, commercial and corporate clients located in London. We also have four regional offices in Birmingham, Manchester, Edinburgh and Glasgow. In France, on a pro forma basis, we will be a key market leader in Paris and provide a complete range of services to the commercial property sector, as well as some services to the residential property market. In Spain, on a pro forma basis, we will provide extensive coverage operating through our offices in Madrid, Barcelona, Valencia, Malaga, Marbella and Palma de Mallorca. Our Netherlands business is based in Amsterdam, while our German operations are located in Frankfurt, Munich, Berlin and Hamburg. Our operations in these countries generally provide a full range of services to the commercial property sector, along with some residential property services.

Asia Pacific

On a pro forma basis, our Asia Pacific division will have offices in 11 countries. We believe we are one of only a few companies that can provide a full range of real estate services to large corporations throughout the region, including brokerage, investment management (in Japan only), corporate services, valuation/appraisal services, asset services and facilities management. We believe that the CB Richard Ellis brand name is recognized throughout this region as one of the leading worldwide commercial real estate services firms. In Asia, our principal operations are located in China (including Hong Kong), Singapore, South Korea and Japan. The Pacific region includes Australia and New Zealand, with principal offices located in Brisbane, Melbourne, Perth, Sydney, Auckland and Wellington.

Competitive Environment

The market for our commercial real estate business is both highly fragmented and competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices throughout the world. Most of our competitors in the brokerage and asset services lines of business are local or regional firms that are substantially smaller than we are on an overall basis, but in some cases may be larger locally. In addition, there are several national and, in some cases, international real estate brokerage firms with whom we compete. We believe we have a variety of competitive advantages that have helped to establish our strong, global leadership position within the commercial real estate services industry. These advantages include the following:

•	Global Brand Name and Presence. We are one of the largest commercial real estate services providers in the world in terms of revenue. Together with our predecessors, we have been in existence for 97 years. We believe that, on a pro forma basis, we are among the leading commercial real estate services firms in several major U.S. markets, including New York, Los Angeles, Chicago, Houston, Dallas/Fort Worth and Phoenix, as well as in many other important real estate markets around the world, including Hong Kong, London and Paris. We believe that our extensive global reach combined with our localized knowledge enables us to provide world-class service to our numerous multi-regional and multi-national clients. Furthermore, as a result of our global brand recognition and geographic reach, we believe that large corporations, institutional owners and users of real estate recognize us as a pre-eminent provider of high-quality, professional, multi-functional real estate services.

•	Market Leader and Full Service Provider. We provide a full range of real estate services to meet the needs of our clients. We believe that our combination of significant local market presence, strong client relationships and scalable, diversified line of business platforms differentiates us from our competitors and provides us with a competitive advantage.

•	Strong Relationships with Established Customers. We have long-standing relationships with a number of major real estate investors, and our broad national and international presence has enabled us to develop extensive relationships with many leading corporations. Our clients represent over 60% of the Fortune 100.

•	Recurring Revenue Stream. We believe we are well positioned to generate recurring revenue through the turnover of leases and properties for which we have previously acted as transaction manager. Our years of strong local market presence have allowed us to develop significant repeat client relationships, which are responsible for a large part of our business.

•	Attractive Business Model. Our business model features a diversified revenue base, a variable cost structure and low capital requirements.

—	Diversified Revenue Base. Our global operations, multiple service lines and extensive customer relationships provide us with a diversified revenue base. On a pro forma basis, approximately 29.0% of our pro forma 2002 revenue was generated outside the United States.

—	Variable Cost Structure. Our sales and leasing producers are generally paid on a commission and bonus basis, which correlates with our revenue performance. This flexible cost structure allows us to maintain our operating margins in a variety of economic conditions.

—	Low Capital Requirements. Our business model is structured to provide high value-added services with low capital intensity. On a pro forma basis, our capital expenditures in 2002 were approximately 1.4% of our pro forma 2002 revenue.

•	Empowered Resources. Our proprietary data network gives our professionals instant access to local and global market knowledge to meet our clients’ needs. It also enables our professionals to build cross-functional teams to work collaboratively on projects. With real-time access to state-of-the-art information systems, our professionals are empowered to support clients in achieving their business goals.

•	Strong Senior Management with a Significant Equity Stake. Our senior management team consists of a number of highly-respected executives, most of whom have over 20 years of broad experience in the real estate industry. Our senior management team will beneficially own approximately 3.0% of CBRE Holding’s outstanding common stock after the Insignia acquisition and the related transactions.

Our Strategy

Our goal is to be the world’s leading commercial real estate services firm offering unparalleled breadth and quality of services across the globe. To achieve this goal, we intend to:

Increase Market Share by Capitalizing on Breadth of Services, Global Presence and Continued Cross-Selling. We intend to continue to increase our domestic and international market share by further penetrating the local markets where we currently operate and by capitalizing on our worldwide platform to meet the global needs of our clients. In addition, we intend to increase our revenue per client by continuing to encourage our employees in one business unit to market the services of other business units to their clients, a practice referred to as “cross-selling.” We emphasize cross-selling to our employees through education and incentive programs.

Capitalize on Increased Corporate Outsourcing to Increase Market Share. We believe that major corporations are increasingly outsourcing their real estate activities and that we are one of the few companies with the geographic reach and the service offerings to handle these large and complex outsourcing opportunities. We believe that corporate outsourcing will contribute significantly to our revenue growth in future years.

Grow Our Investment Management Business. We intend to continue to grow our assets under management because this provides us with an attractive revenue source through management fees and the cross-selling of our other services for portfolio investment companies. Historically, we have generated significant revenues through the provision of services on an arm’s length basis to funds managed by one of our subsidiaries, CBRE Investors, and we expect to continue this practice in the future.

Continue to Focus on Efficiency Improvements and the Reduction of Costs. We remain focused on improving efficiencies and cost saving opportunities in our core businesses in order to maximize our operating margins and cash flow from our revenue base. Efficiency improvements from information technology enhancements and process redesign should enable us to augment the scalability of our resources and human capital. We reduced our operating, administrative and other cost and expense from $551.5 million in 2000 to $493.9 million in 2002.

The Insignia Acquisition and Related Transactions

On February 17, 2003, we entered into a merger agreement pursuant to which we agreed to acquire Insignia for $11.00 cash per share of common stock, plus the potential for up to $1.00 of additional cash consideration per share as described below. We believe that the Insignia acquisition will significantly increase our scale, business line and regional diversity as well as strengthen our leadership position in the commercial real estate services industry worldwide. In addition, we believe that the Insignia acquisition will provide significant cost-saving opportunities for us.

We have undergone a substantial review of our and Insignia’s combined operations in order to identify areas of overlap. During 2002, Insignia incurred approximately $34.0 million of costs related to (1) the compensation of senior executive management personnel who will not join CBRE Holding after the Insignia acquisition, (2) administrative and support costs associated with those executives and (3) human resources, legal, accounting and other administrative functions that overlap with ours. We expect to eliminate these costs as part of a detailed integration plan developed in connection with the Insignia acquisition. We expect to achieve the majority of these cost savings at or prior to the closing of the Insignia acquisition. However, we cannot assure you as to when or if these expected cost savings will be realized. As we continue to implement our integration plan, a portion of the costs that we expect to save may relate to the elimination of certain of our own personnel. See “Risk Factors—Risks Relating to Our Business—We cannot assure you as to when or if we will be able to achieve all of our expected cost savings in connection with the Insignia acquisition” in this Item 9.

Approximately $13.4 million of the $34.0 million of costs incurred by Insignia during 2002 that we expect to eliminate in connection with the Insignia acquisition relate to amounts paid by Insignia to senior executive management personnel who will not join CBRE Holding as a result of the duplication of roles within the two companies. This $13.4 million includes (1) approximately $6.3 million related to compensation paid by Insignia to these senior executives during 2002 and (2) approximately $7.1 million of administrative and support costs incurred by Insignia during 2002 related to these senior executives.

In addition, approximately $20.6 million of the costs incurred by Insignia during 2002 that we expect to eliminate relate to costs associated with field support activities, including human resources, legal, accounting and other administrative functions, which overlap with comparable functions that we perform centrally.

To partially finance the Insignia acquisition, the Blum funds have agreed to make a cash contribution to CBRE Holding at the closing of the Insignia acquisition in the aggregate amount of $100.0 million, in consideration for which CBRE Holding will issue to them an aggregate of 6,250,000 shares of its Class B common stock. In addition, the Blum funds have committed to provide up to $45.0 million of additional common or preferred stock or debt securities financing to CBRE Holding or one of its subsidiaries at the closing of the Insignia acquisition under certain conditions. For a more detailed description of the financing to be provided by the Blum funds, see the information included under the caption “The Insignia Acquisition and Related Transactions” in this Item 9.

The merger agreement related to the Insignia acquisition permits Insignia to sell some of its real estate investment assets, which we refer to in this Form 8-K as the “designated real estate assets,” prior to the closing of the Insignia acquisition. To the extent that Insignia receives net proceeds in connection with any sales of the designated real estate assets or distributions of cash related to these assets prior to the closing of the Insignia acquisition, the Blum funds’ common or preferred stock or debt securities investment of up to $45.0 million will be reduced on a dollar-for-dollar basis, although the equity contribution to us by the Blum funds of $100.0 million will not be affected by these sales. If the net proceeds received by Insignia as a result of any sales of the designated real estate assets prior to the closing of the Insignia acquisition exceed the sum of $45.0 million plus any additional investments by Insignia in the designated real estate assets prior to the closing of the Insignia acquisition, subject to specified requirements in the merger agreement, the amount of consideration paid to holders of Insignia’s common stock and holders of Insignia options and warrants will be increased by this excess amount, up to an additional $1.00 per share of Insignia common stock. In addition, in connection with any sale of the designated real estate assets, we may agree to amend the merger agreement to provide for the payment of additional consideration to Insignia’s stockholders even if the sale of the designated real estate assets does not meet all of the criteria specified in the merger agreement and we are not otherwise obligated to pay any or all of such additional consideration, although in no circumstances will the additional consideration exceed $1.00 per share or total consideration of $12.00 per share. Although Insignia is permitted to sell the designated real estate assets prior to the closing of the Insignia acquisition, it has not entered into any definitive agreement regarding the sale of these assets as of the date of this Form 8-K and may be unable to complete any of these sales prior to the closing of the Insignia acquisition. To the extent that the designated real estate assets have not been sold prior to the closing of the Insignia acquisition, at such closing Insignia will transfer, to the extent permitted, the designated real estate assets to the subsidiary of CBRE Holding issuing the additional common or preferred stock or debt securities to the Blum funds.

For additional information regarding the Insignia acquisition, please read the description included under the caption “The Insignia Acquisition and Related Transactions.”

Our Sponsors

The Blum funds, which consist of Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG, are affiliates of Blum Capital Partners, L.P. Affiliates of Blum Capital Partners make private equity and strategic block investments and currently manage over $2.3 billion of capital in the United States. Blum Capital Partners’ portfolio currently includes investments in approximately 15 companies. Blum Capital Partners was founded in 1975. The Blum funds became the majority stockholders of CBRE Holding as a result of the 2001 merger.

Freeman Spogli is a private investment firm that invests with management in companies positioned for strong growth. Since 1983, the firm has invested over $1.8 billion in 34 companies with enterprise values of more than $12.0 billion. Freeman Spogli currently has 12 portfolio companies. Freeman Spogli became one of our major investors as a result of our acquisition of Koll Real Estate Services in 1997.

Recent Developments

On March 14, 2003, Insignia completed the sale of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group LLC, to Montauk Battery Realty, LLC for $66.8 million in cash, $0.5 million in cash held in escrow, up to $0.5 million in cash to be held in escrow upon receipt of pending commissions and the assumption of an existing earn-out obligation of Insignia of up to $4.0 million. All escrowed amounts will be made available to satisfy any indemnity claims against Insignia by Montauk Battery Realty, and will otherwise be released from escrow on March 14, 2004. The cash proceeds received by Insignia from this sale will not affect the consideration to be paid in the Insignia acquisition. Insignia has used the net cash proceeds from this sale to reduce its outstanding indebtedness.

THE INSIGNIA ACQUISITION AND RELATED TRANSACTIONS

General.    Upon the terms and subject to the conditions set forth in a merger agreement dated February 17, 2003 among us, CBRE Holding, Apple Acquisition Corp. and Insignia, pursuant to which we intend to acquire Insignia, each share of Insignia’s outstanding common stock will be converted in the acquisition into the right to receive $11.00 in cash, subject to adjustment as described below. Also in connection with the acquisition, each share of Insignia’s outstanding Series A preferred stock and Series B preferred stock will be cancelled and converted into the right to receive a cash payment of $100.00, plus accrued and unpaid dividends. The merger agreement relating to the Insignia acquisition further provides for the termination of all of Insignia’s vested and unvested options and warrants to acquire Insignia common stock in consideration of a cash payment to the holder of each option or warrant of the excess, if any, of the consideration to be paid per share of common stock in the Insignia acquisition over the exercise price of the option or warrant. As a result of this acquisition, we will own all of the outstanding capital stock of Insignia.

Asset Sales and Transfers.    Pursuant to the merger agreement relating to the Insignia acquisition, Insignia has the right, but not the obligation, to market for sale to third parties specified real estate investment assets that we refer to in this Form 8-K as the “designated real estate assets.” The designated real estate assets consist of Insignia subsidiaries and joint ventures that hold minority investments in office, retail, industrial, apartment and hotel properties, minority investments in office development projects and a related parcel of undeveloped land, wholly owned or consolidated investments in Norman, Oklahoma, New York City and the U.S. Virgin Islands, and investments in two private equity funds that invest primarily in mortgage-backed debt securities. If Insignia continues to own any of the designated real estate assets at the time that all the conditions to the closing of the Insignia acquisition have occurred, subject to the receipt of any necessary third party consents, our parent company, CBRE Holding, can require Insignia to sell and transfer the designated real estate assets to CBRE Holding or one of its subsidiaries immediately prior to the closing of the Insignia acquisition for consideration and other terms as determined by CBRE Holding. See the information included under the caption “Risk Factors—Risks Relating to Our Business—We are controlled by the Blum funds, whose interests may be different from yours” in this Item 9.

If, at or prior to the closing of the Insignia acquisition, Insignia receives net proceeds from the sale of the designated real estate assets and other cash distributions from the designated real estate assets that, in the aggregate, exceed a threshold amount described below, the amount of these excess net proceeds and cash distributions will increase the consideration paid to holders of Insignia common stock, as well as the amount of consideration paid to holders of options and warrants to acquire Insignia common stock, provided that in no event will the amount paid per share of Insignia common stock as a result of the acquisition exceed $12.00 per share. The “threshold amount” generally is $45.0 million plus the aggregate amount of all cash, property and other assets contributed by Insignia to the designated real estate assets between the signing of the merger agreement and the closing of the Insignia acquisition. In addition, in connection with any sale of the designated real estate assets, we may agree to amend the merger agreement to change the definition of “threshold amount,” the method for calculating net proceeds or otherwise to provide for the payment of additional consideration to Insignia’s stockholders even if a sale of the designated real estate assets does not meet all of the criteria currently specified in the merger agreement and we are not otherwise obligated to pay any or all of such additional consideration, although in no circumstances will the additional consideration exceed $1.00 per share or total consideration of $12.00 per share.

Equity Financing.    To partially finance the transactions contemplated by the merger agreement, we, CBRE Holding and Apple Acquisition entered into a subscription agreement with the Blum funds. Upon the terms and subject to the conditions set forth in this agreement, the Blum funds have agreed to make a cash contribution to CBRE Holding at the closing of the acquisition in the aggregate amount of $100.0 million, in consideration for which CBRE Holding will issue to them an aggregate of 6,250,000 shares of its Class B common stock. Upon receipt of this cash contribution, CBRE Holding will contribute this amount to us and we will contribute it to Apple Acquisition, in each case immediately prior to the Insignia acquisition.

In addition, pursuant to a letter agreement, the Blum funds have committed to provide up to $45.0 million of additional financing to CBRE Holding or a designated, special purpose wholly owned subsidiary of CBRE Holding at the closing of the Insignia acquisition to fund the purchase of the designated real estate assets to the extent such assets have not previously been sold. In consideration for this contribution, the Blum funds will receive common or preferred stock or debt securities of CBRE Holding or this subsidiary on terms that are mutually agreeable to CBRE Holding and the Blum funds. The amount of the contribution to be made by the Blum funds pursuant to this letter agreement generally will be reduced by an amount equal to the net cash proceeds received by Insignia at or prior to the closing of the Insignia acquisition from the sale of the designated real estate assets and the other cash distributions received by Insignia from the designated real estate assets at or prior to the closing of the Insignia acquisition. To the extent that the designated real estate assets have not been sold prior to the closing of the Insignia acquisition, subject to the receipt of any necessary third party consents, at such closing Insignia will transfer the designated real estate assets to the subsidiary of CBRE Holding issuing the common or preferred stock or debt securities to the Blum funds.

The Blum funds currently beneficially own approximately 64.2% of CBRE Holding’s outstanding shares of Class B common stock and approximately 56.5% of CBRE Holding’s outstanding shares of Class A and Class B common stock. As a result of the financings described above, after the Insignia acquisition, the Blum funds will beneficially own up to approximately 76.0% of CBRE Holding’s outstanding shares of Class B common stock and up to approximately 69.7% of CBRE Holding’s total outstanding shares of Class A and Class B common stock.

CBRE Holding’s existing 16% senior notes due 2011 and our existing 11¼% senior subordinated notes due 2011 will remain outstanding after the Insignia acquisition.

Conditions to the Insignia Acquisition.    The obligations of CBRE Holding, Apple Acquisition, Insignia and us to complete the acquisition are subject to satisfaction or waiver of each of the following conditions:

•	the holders of a majority of the outstanding shares of common stock of Insignia must adopt the merger agreement and approve the acquisition and the other transactions contemplated by the merger agreement;

•	the applicable waiting periods or required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any similar foreign competition laws that apply must have expired or been earlier terminated or received; and

•	no governmental entity may have enacted any law or taken any other action that restrains, enjoins or otherwise prohibits the acquisition or makes it illegal.

The obligation of Insignia to complete the acquisition is also subject to the satisfaction or waiver of each of the following additional conditions:

•	CBRE Holding, we and Apple Acquisition must have performed in all material respects all of our and their respective obligations under the merger agreement required to be performed at or before the effective time of the acquisition;

•	the representations and warranties made by CBRE Holding, us and Apple Acquisition generally must be materially true and correct (this condition will be satisfied as long as all failures of such representations and warranties to be true and correct would not prevent or materially impair the ability of CBRE Holding, us and Apple Acquisition to consummate the acquisition and the other transactions contemplated by the merger agreement); and

•	Insignia must have received a certificate signed by the chief executive officer or president of CBRE Holding, us and Apple Acquisition as to compliance with the conditions specified in the two immediately preceding bullet points.

The obligations of CBRE Holding, Apple Acquisition and us to complete the acquisition are also subject to the satisfaction or waiver of each of the following additional conditions:

•	Insignia must have performed in all material respects all of its obligations under the merger agreement required to be performed at or before the effective time of the acquisition;

•	the representations and warranties of Insignia generally must be materially true and correct (this condition will be satisfied as long as the failure of Insignia’s representations and warranties to be true and correct would not reasonably be expected to have a material adverse affect (as defined in the merger agreement) on Insignia and would not result in damages to CBRE Holding, us or the surviving corporation of the merger of more than $20.0 million);

•	Apple Acquisition must have received a certificate signed by Insignia’s chief executive officer or chief financial officer as to compliance with the conditions specified in the two immediately preceding bullet points; and

•	all consents, approvals, authorizations and filings specified in the merger agreement (consisting of trade regulatory filings and approvals in the United States, France and the United Kingdom) must have been obtained or made.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITIES

In connection with the 2001 merger, we entered into a credit agreement for which Credit Suisse First Boston, or CSFB, serves as the administrative agent and collateral agent. The credit agreement will be amended and restated upon the consummation of the Insignia acquisition. Our senior secured credit facilities, after giving effect to the contemplated amendment and restatement, will consist of the following:

•	tranche A term facility of $50.0 million (which was fully drawn in connection with the 2001 merger and $38.8 million of which was outstanding on December 31, 2002);

•	tranche B term facility of $260.0 million ($185.0 million of which was drawn in connection with the 2001 merger, $75.0 million of which will be drawn in connection with the Insignia acquisition and $182.2 million of which was outstanding on December 31, 2002); and

•	a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan subfacility.

The senior secured credit facilities are jointly and severally guaranteed by CBRE Holding and certain of our subsidiaries, including future domestic subsidiaries. The senior secured credit facilities are secured (or, in the case of Insignia and its subsidiaries, will be secured) by a pledge of all of the equity interests of us and our significant domestic subsidiaries, including CB Richard Ellis, Inc., CBRE Investors, L.L.C., Insignia and L.J. Melody & Company, and 65% of the voting stock of our foreign subsidiaries that are held directly by us or our domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired property.

The tranche A term facility matures on July 20, 2007 and amortizes in equal quarterly installments in an annual amount of $7.5 million through June 30, 2003 and $8.75 million thereafter. The tranche B term facility matures on July 18, 2008 and will amortize in equal quarterly installments in an annual amount equal to 1.0% of the tranche B facility principal amount of $260.0 million, with the balance payable on the maturity date. The revolving line of credit terminates on July 20, 2007.

Borrowings under the senior secured credit facilities bear interest at varying rates based, at our option, on either LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in the case of tranche A and the revolving facility (in each case determined by reference to our ratio of total debt less available cash to EBITDA), and LIBOR plus 4.25% or the alternate base rate plus 3.25%, in the case of tranche B. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the effective rate for federal funds plus 0.50%.

We are required to pay to the lenders under our senior secured credit facilities a commitment fee on the unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We are also required to apply certain proceeds of sales of assets, issuances of equity, incurrences of debt and excess cash flow to the prepayment of the term loans.

The amended and restated credit agreement for our senior secured credit facilities will contain customary restrictive covenants, including, among others, limitations on the ability of us, our subsidiaries and CBRE Holding to:

•	pay dividends on, redeem and repurchase, capital stock;

•	prepay, redeem and repurchase debt;

•	incur liens;

•	enter into sale/leaseback transactions;

•	make loans and investments;

•	incur indebtedness;

•	enter into mergers, acquisitions and asset sales;

•	enter into transactions with affiliates;

•	change lines of business; and

•	make capital expenditures.

In addition, the amended and restated credit agreement will contain covenants that require us to maintain specified financial ratios, which we expect will include the following ratios:

•	total debt less available cash to EBITDA;

•	total senior secured debt less available cash to EBITDA;

•	EBITDA to interest expense plus expense associated with dividends paid to CBRE Holding to pay amounts due under the 16% senior notes due 2011; and

•	EBITDA less capital expenditures and co-investments to interest expense plus expense associated with dividends paid to CBRE Holding to pay amounts due under the 16% senior notes due 2011.

The amended and restated credit agreement will also include customary events of default, including nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross-acceleration to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of the events of default could result in acceleration of our obligations under the amended and restated credit agreement and foreclosure on the collateral securing the obligations, which could have material adverse results for holders of the exchange and outstanding notes.

This summary of the material provisions of the amended and restated credit agreement is qualified in its entirety by reference to all of the provisions of the amended and restated credit agreement.

RISK FACTORS

Risks Relating to Our Business

The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed in the event of an economic slowdown or recession.

During 2001 and 2002, we continued to be adversely affected by the slowdown in the global economy, which negatively impacted the commercial real estate market. This caused a decline in leasing activities within the United States, which was only partially offset by improved overall revenues in Europe and Asia.

Moreover, in part because of the terrorist attacks on September 11, 2001 and the subsequent outbreak of hostilities, as well as the conflict with Iraq and the risk of conflict with North Korea, the economic climate in the United States and abroad remains uncertain, which may have a further adverse effect on commercial real estate market conditions and, in turn, our operating results.

Periods of economic slowdown or recession in the United States and in other countries, rising interest rates, a declining demand for real estate or the public perception that any of these events may occur, can harm many segments of our business. These economic conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in demand for funds invested in commercial real estate and related assets. A further or continued economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by the commercial mortgage banking business. If the brokerage and mortgage banking businesses are negatively impacted, it is likely that the other lines of business would also suffer due to the relationship among the various business lines. Further, as a result of our debt level, the terms of our existing debt instruments and the terms of the debt instruments to be entered into in connection with the Insignia acquisition and the related transactions, our exposure to adverse general economic conditions is heightened.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

The revenue we generate from our asset services and facilities management lines of business is generally a percentage of aggregate rent collections from properties, although many management agreements provide for a specified minimum management fee. Accordingly, our success partially depends upon the performance of the properties we manage. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate market generally.

Our growth has depended significantly upon acquisitions, which may not be available in the future, may result in integration problems and may not perform as we expected.

A significant component of our growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

We have had, and may continue to experience, difficulties in integrating operations and accounting systems acquired from other companies. These difficulties include the diversion of management’s attention from other business concerns and the potential loss of our key employees or those of the acquired operations. We believe that most acquisitions will initially have an adverse impact on operating and net income. We may experience these difficulties in integrating Insignia’s business into our existing business segments. In addition, we generally believe that, as a result of acquisitions, there will be significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. In connection with the Insignia acquisition, we anticipate recording a significant charge during 2003 relating to integration costs. Accordingly, we may not be able to effectively manage acquired businesses and some acquisitions may not have an overall benefit.

We have several different accounting systems as a result of acquisitions we have made. Insignia’s accounting systems are also different from ours. If we are unable to fully integrate the accounting and other systems of the businesses we own, we may not be able to effectively manage our acquired businesses. Moreover, the integration process itself may be disruptive to business as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.

We cannot assure you as to when or if we will be able to achieve all of our expected cost savings in connection with the Insignia acquisition.

Our decision to pursue the Insignia acquisition was based in part on our belief that there are significant cost-saving opportunities for us. After performing a detailed review of our and Insignia’s operations to identify areas of overlap, we have formulated a detailed integration plan in order to achieve these expected cost savings. We expect to implement the majority of these cost saving measures upon the closing of the Insignia acquisition.

We cannot assure you as to when or if the cost savings we expect to achieve in connection with the Insignia acquisition will be realized. A variety of risks could cause us not to achieve the benefits of the expected cost savings, including, among others, the following:

•	higher than expected severance costs related to staff reductions;

•	higher than expected lease termination payments in respect of closing redundant facilities;

•	delays in the anticipated timing of activities related to the integration plan;

•	unanticipated increases in corporate overhead; and

•	other unexpected costs associated with operating the combined business.

If we fail to realize the expected benefits of the cost savings for these or other reasons, the results of operations of the combined company, as well as our liquidity, could be adversely affected.

If Insignia is unable to sell the designated real estate assets prior to the consummation of the Insignia acquisition, CBRE Holding, a subsidiary of CBRE Holding and/or current subsidiaries of Insignia will continue to hold these assets, which may adversely impact our results of operations and our business.

The merger agreement related to the Insignia acquisition permits Insignia to sell some of its real estate investment assets, which we refer to in this Form 8-K as the “designated real estate assets,” prior to the closing of the Insignia acquisition. Insignia has indicated to us that it is attempting to sell some or all of the designated real estate assets prior to the closing of the Insignia acquisition. However, Insignia has not entered into any definitive agreements for such sales and may not be able to sell any of these designated real estate assets prior to the closing of the Insignia acquisition. To the extent Insignia is unable to sell any or all of the designated real estate assets prior to the closing of the Insignia acquisition, we intend to transfer the unsold designated real estate assets to either CBRE Holding or a special purpose, wholly owned subsidiary of CBRE Holding at the closing of the Insignia acquisition. Effecting that transfer will require the prior written approval of certain third parties, however, and we cannot assure you that these approvals will be obtained prior to the closing of the Insignia acquisition or at all. To the extent that these third parties, which consist of lenders, joint venture partners and other entities, decline to consent to the transfer of the unsold designated real estate assets, the affected designated real estate assets will continue to be owned by subsidiaries of Insignia after the completion of the Insignia acquisition.

The ownership of any of the designated real estate assets by CBRE Holding, a subsidiary of CBRE Holding or, if necessary third party consents have not been obtained, by subsidiaries of Insignia, after the Insignia acquisition could have adverse consequences to us and our business, including, among others, the following:

•	Guarantees by, and Letters of Credit Support from, us or our Subsidiaries. Insignia and its subsidiaries have guaranteed, or provided letter of credit support for, a limited amount of obligations of some of the entities that hold direct or indirect interests in the designated real estate assets. Insignia and its subsidiaries are not able to control the actions of all of these entities. As of March 31, 2003, the aggregate amount of outstanding letter of credit support provided by Insignia or its subsidiaries for the designated real estate assets was approximately $10.4 million. Insignia had also guaranteed an aggregate of approximately $1.3 million of repayment obligations with respect to the designated real estate assets as of March 31, 2003. In addition, substantially all of the designated real estate assets have incurred non-recourse indebtedness that is secured by the related assets. A number of these non-recourse loans contain exceptions to the general non-recourse nature of the financing with respect to actions, including fraud, theft, misapplication of rents and environmental liabilities. In some cases, Insignia and its subsidiaries have also provided guarantees with respect to liability resulting from these non-recourse exceptions. Accordingly, if the entities holding direct or indirect interests in the designated real estate assets default in their obligations or engage in conduct that would make the financing recourse in nature, the Insignia entities guaranteeing these obligations would be required to make payments on those guarantees.

•	Ongoing Funding Requirements. After the consummation of the Insignia acquisition, many of the entities holding direct or indirect interests in the designated real estate assets may be required to make capital contributions in respect of these assets. As of March 31, 2003, the aggregate amount of these potential future commitments was approximately $2.3 million. In addition to required future capital contributions, some of the designated real estate assets may request additional capital from the Insignia subsidiaries holding investments in those assets and their failure to provide it could have adverse consequences to the Insignia subsidiaries’ interests in these investments. The entities holding the designated real estate assets, as well as any subsidiary to which the designated real estate assets are transferred, are generally holding companies that do not conduct any business activities or otherwise have access to resources that would allow them to fund these capital contributions. Accordingly, the entities holding the designated real estate assets will be dependent on us to provide the funds used to make these contributions. Although our and CBRE Holding’s debt instruments contain restrictions that will limit our and CBRE Holding’s ability to provide capital to the entities holding direct or indirect interests in the designated real estate assets, we and CBRE Holding may provide this capital in some instances.

In connection with any sale of the designated real estate assets by Insignia prior to the closing of the Insignia acquisition, we may agree to increase the amount of consideration payable to Insignia’s stockholders even if we are not required to do so under the Insignia merger agreement.

The amount of consideration payable to Insignia’s common stockholders pursuant to the terms of the Insignia merger agreement will generally be increased by up to $1.00 per share in the event that Insignia receives net proceeds of more than $45.0 million from the sale of designated real estate assets and distributions of cash related to these assets prior to the closing of the Insignia acquisition. Under the terms of the Insignia merger agreement, specified expenses, liabilities and obligations are subtracted when calculating the net proceeds from the sale of the designated real estate assets and distributions of cash related to these assets. The excluded expenses, liabilities and obligations include, among other things, any liabilities or obligations that Insignia or its subsidiaries retain with respect to the designated real estate assets after they are sold. In connection with any sale of the designated real estate assets prior to the completion of the Insignia acquisition, we may agree to amend the Insignia merger agreement to provide for the payment of additional consideration to Insignia’s stockholders even if the sale of the designated real estate assets does not meet all of the criteria specified in the Insignia merger agreement and we are not otherwise obligated to pay any or all of such additional consideration. For example, we may agree to modify the requirement that Insignia receive more than $45.0 million of net proceeds from sales of designated real estate investments assets and distributions of cash related to these assets before additional consideration will be payable to Insignia stockholders and/or the requirement that certain expenses, liabilities and obligations be subtracted for purposes of calculating net proceeds. Under no circumstances, however, will the additional consideration paid to Insignia’s common stockholders exceed $1.00 per share or total consideration of $12.00 per share.

In connection with any sale of the designated real estate assets, we may agree to retain contingent liabilities associated with such assets after they are sold.

In connection with the sale of some or all of the designated real estate assets by Insignia prior to the closing of the Insignia acquisition or any sales of such assets by us or CBRE Holding thereafter, we may agree to retain certain contingent liabilities and obligations with respect to the designated real estate assets after they have been sold. These liabilities and obligations may include guarantees of, or letter of credit support for, limited obligations of some of the entities that hold direct or indirect interests in the designated real estate assets. Although we would expect to obtain security or indemnification from the buyer of any designated real estate assets for any liabilities incurred under such retained guarantees or letters of credit, we cannot assure you that we will be able to obtain such security or indemnification or that we would be able to collect on such security or indemnification if provided. Additionally, in connection with any sale of the designated real estate assets, Insignia, as well as CBRE Holding or any subsidiary of CBRE Holding to which the designated real estate assets are transferred, may agree to indemnify any buyer of all or some of the designated real estate assets against losses incurred as a result of a breach of the seller’s representations or warranties contained in any purchase agreement or for certain other contingent liabilities or obligations related to designated real estate assets that are sold.

We have numerous significant competitors, some of which may have greater financial resources than we do.

We compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. In general, with respect to each of our business disciplines, we cannot assure you that we will be able to continue to compete effectively, maintain our current fee arrangements or margin levels or not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are one of the largest real estate services firms in the world in terms of revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Many of our competitors are local or regional firms, which are substantially smaller than we are; however, they may be substantially larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

We conduct a substantial portion of our business and employ a substantial number of employees outside of the United States. In 2002, we generated approximately 27% of our revenue from operations outside the United States. In 2002, Insignia generated approximately 31% of its revenue, excluding revenue related to its residential real estate services subsidiaries, from operations outside the United States. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	unexpected changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	greater difficulty in collecting accounts receivable in some geographic regions such as Asia, where many countries have underdeveloped insolvency laws and clients are often slow to pay, and in some European countries, where clients also tend to delay payments;

•	political instability; and

•	foreign ownership restrictions with respect to operations in countries such as China.

We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Our revenue and earnings may be adversely affected by foreign currency fluctuations.

Our revenue from non-U.S. operations has been primarily denominated in the local currency where the associated revenue was earned. During the fiscal year ended December 31, 2002, approximately 27% of our business was transacted in currencies of foreign countries, the majority of which included the Euro, the British Pound Sterling, the Hong Kong dollar, the Singapore dollar and the Australian dollar. During 2002, approximately 31% of Insignia’s revenues, excluding revenues related to its residential real estate services subsidiaries, were generated by its foreign subsidiaries, a substantial number of which transact their business in currencies of foreign countries. Thus, we may experience fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates.

We have made significant acquisitions of non-U.S. companies and may acquire additional foreign companies in the future. As we increase our foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, operating results and financial condition. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

From time to time, our management uses currency hedging instruments, including foreign currency forward and option contracts and borrows in foreign currencies. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which impact cash flow relative to paying down debt, and unexpected changes in the underlying net asset position. These hedging activities also may not be effective.

A significant portion of our operations and those of Insignia are concentrated in California and New York, and our business could be harmed if the economic downturn continues in the California or New York real estate markets.

For the year ended December 31, 2002, on a pro forma basis, a significant amount of our and Insignia’s sales and lease revenue, including revenue from investment property sales, was generated from transactions originating in the State of California. In addition, for the year ended December 31, 2002, on a pro forma basis, a significant amount of our and Insignia’s sales and lease revenue, including revenue from investment property sales but excluding revenue from real estate principal investment activities and residential real estate services, was generated from transactions originating in the greater New York metropolitan area. As a result of the geographic concentration in California and New York, a continuation of the economic downturn in the California and New York commercial real estate markets and in the local economies in San Diego, Los Angeles, Orange County or the greater New York metropolitan area could further harm our results of operations.

Our co-investment activities subject us to real estate investment risks which could cause fluctuations in earnings and cash flow.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of December 31, 2002, we had committed an additional $22.6 million to fund future co-investments. As of December 31, 2002, Insignia had committed an additional $2.3 million to fund future co-investments. Participation in real estate transactions through co-investment activity could increase fluctuations in earnings and cash flow. Other risks associated with these activities include, but are not limited to, the following:

•	losses from investments;

•	difficulties associated with international co-investments described in “—Our international operations subject us to social, political and economic risks of doing business in foreign countries” and “—Our revenue and earnings may be adversely affected by foreign currency fluctuations;” and

•	potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

We may incur liabilities related to our subsidiaries being general partners of numerous general and limited partnerships.

We have subsidiaries that are general partners in numerous general and limited partnerships that invest in or manage real estate assets in connection with our co-investments, including several partnerships involved in the acquisition, rehabilitation, subdivision and sale of multi-tenant industrial business parks. Any subsidiary that is a general partner is potentially liable to our partners and for the obligations of the partnership, including those obligations related to environmental contamination of properties owned or managed by the partnership. If our exposure as a general partner is not limited, or if the exposure as a general partner expands in the future, any resulting losses may harm our business, financial condition or results of operations.

Our joint venture activities involve unique risks that are often outside of our control which, if realized, could harm our business.

We have utilized joint ventures for large commercial investments, initiatives in Internet-related technology and local brokerage partnerships. In the future, we may acquire interests in additional limited and general partnerships and other joint ventures formed to own or develop real property or interests in real property. We have acquired and may continue to acquire minority interests in joint ventures. Additionally, we may also acquire interests as a passive investor without rights to actively participate in management of the joint ventures. Investments in joint ventures involve additional risks, including, but not limited to, the following:

•	the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours; and

•	we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives.

If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain qualified and experienced employees.

Our continued success is highly dependent upon the efforts of our executive officers and other key employees. The only members of senior management that are parties to employment agreements are Raymond E. Wirta, our Chief Executive Officer; Brett White, our President; and Kenneth J. Kay, our Chief Financial Officer. In addition, in connection with the Insignia acquisition, we have only entered into or expect to enter into employment agreements with Stephen Siegel, Mitchell Rudin and Alan Froggatt, who are expected to be our Chairman, Global Brokerage;  President, U.S. Brokerage Services; and Chief Executive Officer, EMEA, respectively, upon consummation of the Insignia acquisition. If any of our key employees leave and we are unable to quickly hire and integrate a qualified replacement, our business, financial condition and results of operations may suffer. In addition, the growth of our business is largely dependent upon our ability to attract and retain qualified personnel in all areas of our business, including brokerage and property management personnel. If we are unable to attract and retain these qualified personnel, our growth may be limited and our business and operating results could suffer.

If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other segments of our business, we may incur significant financial penalties.

Due to the broad geographic scope of our operations and the numerous forms of real estate services performed, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both in the United States and in foreign countries, also may change in ways that materially increase the costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we or they brokered or managed. We could become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.

In addition, in our property management business, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of a supervisor, we may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact our business, financial condition or results of operations.

In connection with the Insignia acquisition, we may be required to sell some of our or Insignia’s businesses in France and the United Kingdom, which may adversely affect our cash flow, profitability, results of operations and competitive position in those markets.

We currently operate businesses in France and the United Kingdom, among other countries. In connection with the Insignia acquisition, we are acquiring Insignia’s real estate services businesses in those countries which overlap with some of our existing operations. The consummation of the Insignia acquisition is subject to clearance by various foreign antitrust authorities. It is possible that one or more antitrust authorities in France or the United Kingdom will disagree with our view that the Insignia acquisition will not have any anticompetitive effects and, therefore, we cannot assure you that we will not be required to sell some portion of our or Insignia’s businesses in those countries, either before or after the consummation of the Insignia acquisition, to comply with applicable competition statutes and regulations. If we are required to sell some portion of these businesses, our cash flow, profitability and results of operations may be adversely affected and we may not be able to compete favorably in those markets.

We are controlled by the Blum funds, whose interests may be different from yours.

We are a wholly owned subsidiary of CBRE Holding. Blum Strategic Partners, L.P., which was known as RCBA Strategic Partners, L.P. at the time of the 2001 merger, Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG together own approximately 56.5% of CBRE Holding’s outstanding Class A and Class B common stock, taken together. In connection with the equity financing contemplated by the Insignia acquisition, the Blum funds and their affiliates will acquire additional shares of CBRE Holding Class B common stock, which will result in them owning, in the aggregate, up to  69.7% of CBRE Holding’s outstanding Class A and Class B common stock, taken together, after the Insignia acquisition. In addition, the Blum funds entered into a securityholders’ agreement with the other holders of Class B common stock and some of the holders of Class A common stock. The Class A and Class B common stock subject to the voting provisions of the securityholders’ agreement represents as of the date of this Form 8-K approximately 96.0% of the voting power of CBRE Holding’s outstanding Class A and Class B common stock, taken together, and after the Insignia acquisition the percentage of the total Class A and Class B common stock of CBRE Holding subject to these voting provisions may represent up to  97.0% of the voting power of CBRE Holding. As a result of the percentage of CBRE Holding’s voting power owned by the Blum funds and the other parties to the securityholders’ agreement and the rights granted to the Blum funds pursuant to the securityholders’ agreement, CBRE Holding is controlled by the Blum funds, which control has, among other things, the effects indicated below.

•	General Voting: Subject to exceptions in the securityholders’ agreement, the Blum funds control the outcome of all votes of holders of CBRE Holding’s Class A and Class B common stock, taken together.

•	Board of Directors: The Blum funds have the right to designate a majority of the members of CBRE Holding’s board of directors.

•	Change of Control: The Blum funds generally are able to prevent any transaction that would result in a change of control of CBRE Holding. Subject to exceptions in the securityholders’ agreement, the Blum funds are also able to cause a change of control.

We cannot assure you that the interests of the Blum funds will not conflict with yours.

Our results of operations vary significantly among quarters, which makes comparison of our quarterly results difficult.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end, while incurring constant, non-variable expenses throughout the year. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing (or losses decreasing) in each subsequent quarter.

Risks Relating to Our Substantial Indebtedness

Our substantial leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

We are highly leveraged and after the closing of the Insignia acquisition and the related transactions will have significant debt service obligations. For the year ended December 31, 2002, after giving effect to the Insignia acquisition and the related transactions, on a pro forma basis, our annual interest expense would have been $94.4  million. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Our substantial debt could have other important consequences, which include, but are not limited to, the following:

•	We could be required to use a substantial portion, if not all, of our free cash flow from operations to pay principal and interest on our debt.

•	Our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements.

•	Our interest expense could increase if interest rates increase, because all of our debt under the amended and restated credit agreement governing our senior secured credit facilities, including $296.0 million in term loans and a revolving credit facility of up to $90.0 million, will bear interest at floating rates, generally between LIBOR plus 3.00% to 4.25% or the alternate base rate plus 2.00% to 3.25%. The alternate base rate is the higher of (1) Credit Suisse First Boston’s prime rate and (2) the Federal Funds Effective Rate plus 0.50%.

•	Our substantial leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged.

•	Our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the real estate services industry.

•	Our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness, which, among others, require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our filing for bankruptcy.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We will be able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including our ability to service our indebtedness.

The amended and restated credit agreement governing the senior secured credit facilities and the indentures relating to our 11¼% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding will permit us, subject to specified conditions, to incur a significant amount of additional indebtedness, including additional indebtedness under our $90.0 million revolving credit facility. If we incur additional debt above the levels in effect upon the closing of the Insignia acquisition and the related transactions, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

We expect to obtain from our operations the cash necessary to make payments on the senior secured credit facilities, our 11¼% senior subordinated notes due 2011, the 16% senior notes due 2011 issued by CBRE Holding, and to fund our working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements. Our ability to generate cash from our operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, revenue growth and operating improvements on schedule or at all or that future borrowings will be available to us under our revolving credit facility, in each case, in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of our and CBRE Holding’s existing or future debt instruments, including the senior secured credit facilities and the indentures for our 11¼% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding, may restrict us from adopting any of these alternatives.

Our and CBRE Holding’s debt instruments impose significant operating and financial restrictions on us and CBRE Holding, and in the event of a default, all of our and CBRE Holding’s borrowings would become immediately due and payable.

The indentures governing our 11¼% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding impose, and the terms of any future debt may impose, operating and other restrictions on CBRE Holding and on us and many of our subsidiaries. These restrictions affect, and in many respects limit or prohibit, the ability of CBRE Holding and of us and our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	repurchase equity interests;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

In addition, the amended and restated credit agreement governing our senior secured credit facilities will include other and more restrictive covenants and will prohibit us from prepaying most of our other debt while debt under our senior secured credit facilities is outstanding. The amended and restated credit agreement governing our senior secured credit facilities will also require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in our and CBRE Holding’s debt instruments could:

•	limit CBRE Holding’s and our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect CBRE Holding’s and our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or the inability to comply with the required financial ratios could result in a default under our and CBRE Holding’s debt instruments. If any such default occurs, the lenders under the senior secured credit facilities and the holders of our 11¼% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding, pursuant to the respective indentures, may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash. If the debt under the senior secured credit facilities, our 11¼% senior subordinated notes due 2011 and the 16% senior notes due 2011 were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full our debt.

We conduct a substantial portion of our operations through our subsidiaries and may be limited in our ability to access funds from these subsidiaries to service our debt.

We conduct a substantial portion of our operations through our subsidiaries and depend to a large degree upon dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. In addition, the ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws, transfer pricing regulations, limitations on imports, currency exchange control regulations, potentially adverse tax consequences and agreements of our subsidiaries. Although the indentures governing our 11¼% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding limit the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, the limitations are subject to a number of significant qualifications and exceptions. If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations.

If we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior secured credit facilities, the lenders under our senior secured credit facilities received a pledge of all of our equity interests and those of CBRE Holding’s significant domestic subsidiaries, including us, CBRE Investors, L.L.C. and L.J. Melody & Company, and 65% of the voting stock of CBRE Holding’s foreign subsidiaries that is held directly by CBRE Holding or its domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired material property. Upon the closing of the Insignia acquisition and the related transactions the lenders will also have a lien on substantially all of Insignia’s accounts receivable, cash, general intangibles, investment property and future acquired material property, other than certain of its real estate investment assets. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities would be entitled to foreclose on substantially all of our assets and liquidate these assets.

PRELIMINARY RESULTS FOR THE FIRST QUARTER OF 2003

In accordance with the interim guidance set forth in Release Nos. 33-8216 and 34-47583 issued by the Securities and Exchange Commission on March 27, 2003, the following information, which is intended to be furnished under “Item 12. Results of Operations and Financial Condition,” is instead being furnished under “Item 9. Regulation FD Disclosure.” Such information shall not be deemed “filed” for purposes of the Exchange Act.

CBRE Holding’s Preliminary Results for the First Quarter of 2003

CBRE Holding’s preliminary unaudited consolidated revenue was $263.7 million for the first quarter of 2003, an increase of $39.7 million or 17.7% over the corresponding period in 2002. CBRE Holding’s preliminary unaudited consolidated operating income was $10.8 million, an increase of $7.4 million or 212.5% over the corresponding period in 2002. The increase in revenue and operating income was primarily attributable to higher worldwide sales transaction revenues, particularly investment properties, while operating expenses reflected our continued cost containment efforts.

Insignia’s Preliminary Results for the First Quarter of 2003

Insignia’s preliminary unaudited consolidated revenue was $133.5 million for the first quarter of 2003, representing an increase of $9.4 million or 8% over the corresponding period in 2002. Substantially all of the revenue increase in 2003 was attributed to Insignia’s service operations in the United States and the United Kingdom. Conversely, Insignia incurred a preliminary unaudited consolidated operating loss of approximately $10.0 million for the first quarter of 2003, compared to operating income of $97,000 for the corresponding period in 2002. The operating loss for the first quarter of 2003 was impacted by approximately $2.0 million of merger related expenses incurred for legal advice and other services in connection with the potential acquisition of Insignia by CBRE Holding. Insignia’s results for the first quarter of 2002 have been restated to exclude the operations of Insignia’s residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group LLC, which were sold on March 14, 2003. See the information under the caption “Recent Developments” in this Item 9. The operating results of these businesses for the period from January 1, 2003 to March 14, 2003 and the first quarter of 2002 will be reported by Insignia as discontinued operations for financial reporting purposes.

In the United States, service income of Insignia in 2003 declined by $5.1 million from $3.6 million for the first quarter of 2002 to a loss of $1.5 million for the corresponding period in 2003. The largest factor affecting service income was a change in the bonus plan for the New York consulting group that caused the acceleration of annual bonus compensation on a ratable basis across the year, thereby increasing expense by over $3.0 million in the first quarter of 2003, as compared to the corresponding period in 2002. In prior periods, bonuses payable to the consulting group were earned and expensed based solely on the consulting group’s performance, which was nominal for the first quarter of 2002. Other contractual bonuses to certain key producers contributed a further $1.0 million to the quarter over quarter decline. In Europe, service income declined by $2.9 million from $3.2 million in the first quarter of 2002 to $282,000 for the corresponding period in 2003, primarily as a result of lower earnings in France, Spain and Germany compared to the corresponding period in 2002.

The preliminary unaudited consolidated financial results for the first quarter of 2003 for CBRE Holding and Insignia are not final, and, as such, CBRE Holding and Insignia have not concluded their internal certification process nor have their respective auditors completed their review of such results. These preliminary unaudited consolidated operating results disclosed above could change and such changes could be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBRE HOLDING, INC.

By:	/s/ KENNETH J. KAY
Name: Kenneth J. Kay Title: Chief Financial Officer

Date: April 30, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Summary Historical and Pro Forma Financial Data

99.2	Unaudited Pro Forma Financial Information

99.3	Insignia Financial Group, Inc. Selected Historical Financial Data and Results of Operations

99.4	Consolidated Financial Statements of Insignia Financial Group, Inc.